Exhibit 32.1

CERTIFICATE OF
CHIEF EXECUTIVE OFFICER
AND
 ACTING PRINCIPAL FINANCIAL OFFICER

OF

QUANTUM ENERGY INC.

I, Richard Porterfield, President, Chief Executive Officer and Acting Principal Financial Officer of Quantum Energy Inc. (the “Company”), hereby certify that, to the best of my knowledge, the quarterly report of the Company on Form 10-Q for the quarter ended November 30, 2008 (the “Report”):

a.	complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

b.
the information contained in the Report fairly presents, in all material respects, the financial condition of the Company at November 30, 2008, and the results of the Company’s operations for the quarter ended November 30, 2008.

Date: July 24, 2009	/s/ Richard Porterfield

Richard Porterfield
President, Chief Executive Officer and Acting Principal Financial Officer